                                  SCHEDULE 14A

                                 PROXY STATEMENT
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                                 Commission Only (as Permitted
                                                 by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                               SOUND DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)


                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies: _________________________

         (2)      Aggregate number of securities to which transaction applies:
                  __________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________

         (4)      Proposed maximum aggregate value of transaction: _____________

         (5)      Total fee paid: __________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid: _______________________________

         (2)      Form, Schedule or Registration Statement No: __________

         (3)      Filing Party: _________________________________________

         (4)      Date Filed: ___________________________________________

                               SOUND DESIGNS, INC.
                          14677 Midway Road, Suite 206
                              Addison, Texas 75001


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         We are giving you this notice that the annual meeting of the stockholders of Sound Designs, Inc., a Nevada corporation, will be held at the Addison Marriott Courtyard Hotel, 4165 Proton Drive, Addison, Texas 75244. The annual meeting will begin at 10:00 a.m., Dallas time, on Wednesday, May 17, 2000. The phone number of the Addison Marriott Courtyard Hotel is 972-490-7390.

         At the annual meeting, you will vote to elect three directors of Sound Designs. You will also vote with respect to three proposals:

          o Proposal #1, which amends our articles of incorporation to change the name of our corporation from "Sound Designs, Inc." to "Plus Solutions, Inc."

          o Proposal #2, which amends our articles of incorporation to allow Sound Designs to issue shares of preferred stock and to allow the board of directors to designate the rights of the preferred stock

          o    Proposal #3, which adopts a new stock plan.

         Our current board of directors has nominated each of our current directors for re-election. The board of directors recommends that you vote FOR each of the nominees for director nominated by the board of directors and FOR each of the proposals set forth above.

         A record of our stockholders has been taken as of the close of business on April 19, 2000. Only those stockholders that owned shares of our common stock on April 19, 2000 will be entitled to vote at the annual meeting. A list of all our identified stockholders will be available from May 5, 2000 to the date of the annual meeting at our offices at 14677 Midway Road, Suite 206, Addison, Texas 75001. The list will also be available at the annual meeting.

         Your participation in this annual meeting is important. To ensure your representation, if you do not expect to be present at the annual meeting, please fill out and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope which has been provided for your convenience. If you prefer, you may also fax the signed proxy to our offices at 972-687-0051.




                                           /s/ MAX GOLDEN
                                           Max Golden
                                           Chairman of the Board of  Directors
                                           and Chief Executive Officer









                                   May 1, 2000

                               SOUND DESIGNS, INC.
                          14677 Midway Road, Suite 206
                              Addison, Texas 75001


                                 PROXY STATEMENT

                                  regarding the

                         ANNUAL MEETING OF STOCKHOLDERS

                                   to be held

                                  MAY 17, 2000




         This proxy statement is being mailed to all our stockholders on May 1, 2000 in connection with our solicitation of proxies to be voted at our annual meeting of stockholders to be held in Dallas, Texas on Wednesday, May 17, 2000.

         Your proxy will be voted in accordance with your directions as specified in the proxy. If you do not provide directions, the proxy will be voted as set forth below:

          o    FOR the three nominees for director named in the proxy

          o FOR Proposal #1, which amends our articles of incorporation to change the name of our corporation from "Sound Designs, Inc." to "Plus Solutions, Inc."

          o FOR Proposal #2, which amends our articles of incorporation to allow Sound Designs to issue shares of preferred stock and to allow the board of directors to designate the rights of the preferred stock

          o    FOR Proposal #3, which adopts the proposed stock plan

         Abstentions and shares not voted as a result of restrictions on votes cast by securities brokers and dealers will be treated as present at the meeting for purposes of determining whether a quorum is present, but will be disregarded with respect to any particular issue. You may revoke a proxy by: (1) delivering to us written notice of revocation, (2) delivering to us a proxy signed on a later date or (3) appearing at the annual meeting and voting in person.

         We will bear the costs of this proxy solicitation. In addition to solicitations by mail, our employees may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone. We do not expect any matters other than those discussed to in this proxy statement to be presented for action at the annual meeting. As the designated holder of the proxies, Max Golden, our President and Chief Executive Officer, intends to exercise his judgment in voting the proxies in the unlikely event that a matter other than those discussed to in this proxy statement is presented for action at the annual meeting.










                                   May 1, 2000

                            OUTSTANDING VOTING STOCK

         As of April 19, 2000, the record date for determining stockholders entitled to vote at the annual meeting, there were issued and outstanding 39,000,000 shares of Sound Designs common stock, par value $.01 per share. Each share of Sound Designs common stock entitles the holder to one vote on all matters presented at the Annual Meeting.

                              ELECTION OF DIRECTORS

         At the annual meeting, three directors of Sound Designs will be elected, each of whom will hold office until he resigns, chooses not to stand for re-election, or is defeated in an election. Each of the current nominees is currently serving as a director and has been nominated by the current board of directors. If, for any reason, any nominee is unable to serve if elected, the proxy may be voted for a substitute nominee selected by Max Golden or the number of directors may be reduced accordingly. The board of directors is not aware of any circumstances that would result in any nominee being unable to serve if elected.

         With respect to each of the three director positions, the nominee who receives the most votes cast with respect to that position shall be the duly elected director.

         The board of directors recommends a vote FOR each of the nominees set forth below.

INFORMATION REGARDING THE NOMINEES

         Certain information regarding each of the Nominees is set forth in the following table:

         NAME                AGE    CURRENT POSITION
         ----                ---    ----------------
         Max Golden          51     Chairman of the Board of Directors,
                                    President and Chief Executive Officer

         Mack Lawrence       53     Director

         John Reynolds       57     Director

         Biographical information regarding each nominee is set forth below. Information regarding shares of Sound Designs common stock owned by each nominee is set forth under "Principal Stockholders".

         Max Golden has been our Chairman of the Board of Directors, President and Chief Executive Officer since March 10, 2000. Prior to joining the Company, Mr. Golden was Chairman of the Board of Directors and President of Plus Solutions since October 1998. From 1995 to 1998, he served as President and Manager of Alliance Associates, LLC.

         Mack Lawrence has been a Director since March 10, 2000. He is a principal and president of Regency Gas Company, a position he has occupied since 1992. From 1985 to 1992, Mr. Lawrence served as a principal and officer in a number of private companies, including American Central Gas Company. From 1969 to 1985, Mr. Lawrence served in several capacities at Texas Utilities Fuel Company and Enserch Exploration, Inc.

         John Reynolds has been a Director since March 10, 2000. He is currently a Member of the Canadian House of Commons, a position he has occupied since 1997. He also serves as President of both Reynolds Enterprises Ltd. and Griney Consultants Inc., positions he has held since 1994 and 1997, respectively. Mr. Reynolds also serves as a director of Vitality Products, Inc.

ACTIVITIES AND COMMITTEES OF THE BOARD OF DIRECTORS

       Directors do not receive any cash compensation for their services, but are eligible to receive options under the proposed stock plan. Our board of directors does not currently have any committees. During 1999, the board of directors met one time.

                                   PROPOSAL #1

          AMENDMENT OF THE ARTICLES OF INCORPORATION CHANGING THE NAME
              FROM "SOUND DESIGNS, INC." TO "PLUS SOLUTIONS, INC."

         On March 10, 2000, we acquired Plus Solutions, Inc. Following the acquisition, we adopted the business plan and business strategy of Plus Solutions. In order to take advantage of the previous marketing efforts of Plus Solutions, we believe it is in our best interests and the best interests of our stockholders to change the name of our corporation from "Sound Designs, Inc." to "Plus Solutions, Inc." We have, therefore, proposed that the stockholders approve an amendment to our articles of incorporation to effect the name change.

         In order to amend our articles of incorporation, stockholders representing a majority of the shares of our common stock eligible to vote at the annual meeting must vote for the amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #1.

                                   PROPOSAL #2

             AMENDMENT OF THE ARTICLES OF INCORPORATION TO ALLOW THE
        ISSUANCE OF PREFERRED STOCK AND TO ALLOW THE BOARD OF DIRECTORS
            TO SET THE RIGHTS AND PROVISIONS OF THE PREFERRED STOCK

         Our articles of incorporation currently do not permit us to issue shares of preferred stock. We believe that preferred stock is commonly used as an instrument to provide financing to development stage companies. As a result, we believe our inability to issue preferred stock may hinder our financing activities and interfere with the implementation of our business plan We have concluded that it is in our best interests and the best interests of our stockholders to amend our articles of incorporation to allow us to issue shares of preferred stock with rights and provisions established by our board of directors.

         The current authorized capital stock of Sound Designs is 100 million shares, all of which is designated as common stock. Our proposed amendment retain the current aggregate amount of 100 million shares, but would designate 10 million of such shares as preferred stock and the remaining 90 million shares as common stock. Like the common stock, the preferred stock would have a par value of $0.001 per share. The preferred stock would available for issuance from time to time for any purpose determined by our board of directors, including making future acquisitions and raising additional equity capital. Shares of preferred stock could be issued in series, on such terms and conditions, and at such times and in such situations, as our board of directors determines to be appropriate, without any further approval or action by the stockholders, unless otherwise required by the Nevada corporation laws. If any shares of preferred stock are redeemed, converted, canceled or for any other reason cease to be outstanding, those shares would be added to the available number of shares of preferred stock as if they had never been issued or outstanding.

         Because our articles of incorporation would not prescribe the rights and provisions of the preferred stock, our board of directors would have virtually unlimited authority to set the rights and provisions of any shares of preferred stock. The effects of the issuance of preferred stock on other stockholders could include, among other things, (1) restrictions on dividends on our common stock, (2) dilution of the equity interest of holders of common stock if the series of preferred stock is convertible into common stock; and (3) restrictions on the rights of holders of our common stock to share in our assets upon liquidation. In addition, the ability to issue preferred stock could have the effect of discouraging hostile attempts to acquire control of Sound Designs.

         In order to amend our articles of incorporation, stockholders representing a majority of the shares of our common stock eligible to vote at the annual meeting must vote for the amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #2.

                                   PROPOSAL #3

                         ADOPTION OF PROPOSED STOCK PLAN

         We have proposed that our stockholders approve our new Incentive Stock Plan which was adopted by our board of directors as of April 19, 2000, subject to the approval of our stockholders. The complete text of the proposed plan is included as Exhibit A to this proxy statement. We recommend that you carefully review the proposed plan.

         We believe that the proposed plan will promote our long term financial interests by attracting and retaining directors and executive, managerial and other key employees of outstanding ability by providing a competitive compensation program and by aligning the interests of our directors and employees with those of our stockholders.

STOCK COVERED BY THE PROPOSED PLAN

         Subject to adjustments described below, the proposed plan authorizes total stock awards of up to 6,000,000 shares of our common stock which may take the form of options to purchase common stock, appreciation rights tied to the market price of common stock or direct grants of shares of common stock, including grants on a deferred basis. If a stock award made under the proposed plan expires, terminates, is canceled or settled in cash without the issuance of all shares of common stock covered by the award, those shares will be available for future awards under the proposed plan. Awards may not be transferred except by applicable laws that require a transfer, unless the transfer is approved by our board of directors. No awards may be granted under the proposed plan after December 31, 2009.

ADMINISTRATION

         The proposed plan is administered by our board of directors, which may delegate its authority to a committee of the board of directors. The board of directors has the authority to select employees to receive awards, to determine the time and type of awards, the number of shares covered by the awards, and the terms and conditions of such awards in accordance with the terms of the proposed stock plan. In making such determinations, the board of directors may take into account the recipient's current and potential contributions and any other factors the board of directors considers relevant. The recipient of an award has no choice regarding the form of a stock award. The board of directors is authorized to establish rules and regulations and make all other determinations that may be necessary or advisable for the administration of the proposed plan.

PARTICIPATION

         Participants in the proposed stock plan will consist of directors and such executive, managerial and other key employees and consultants as the board of directors may select from time to time. In view of the discretionary authority vested in the board of directors, it is not possible to estimate the number of shares that may be subject to awards with respect to any individual or group of individuals. Although no determination has been made as to the number of employees, including officers, who will be eligible for awards under the proposed plan, we estimate that the majority of our directors, officers, employees and consultants will be eligible to be considered for awards under the proposed stock plan.

ANTICIPATED AWARDS

         No awards have been made under the proposed stock plan. However, if the proposed stock plan is approved by our stockholders, we intend to make the following awards in the form of stock options as soon as practical after such approval.


                                                                 SHARES OF COMMON
                                                                 STOCK COVERED BY     EXERCISE
NAME AND CURRENT POSITION                                       STOCK OPTION AWARD     PRICE      EXPIRATION DATE
-------------------------                                       ------------------    --------    ---------------
Max Golden, Chairman of the Board of Directors,
         President and Chief Executive Officer ........              1,200,000          $ .10      Oct. 30, 2009

Rita Hunter, Vice President ...........................                300,000          $ .10     Sept. 30, 2009

Martha Scroggins, Secretary ...........................                300,000          $ .10     Sept. 30, 2009

Ernest Kluft, Vice President and Chief Technology
         Officer ......................................                100,000          $ .10     Sept. 30, 2009

Mack Lawrence, Director ...............................                100,000          $ .10     Sept. 30, 2009

John Reynolds, Director ...............................                 10,000          $5.00     Sept. 30, 2009

         Each of the stock options set forth above will vest immediately, except the option issued to Ernest Kluft, which will vest immediately with respect to 33,333 shares and will vest with respect to 33,333 and 33,334 shares on January 1, 2001 and January 1, 2002, respectively.

         Each of the persons set forth above, except John Reynolds, currently hold options to purchase shares of common stock of Plus Solutions, our wholly-owned subsidiary, that were issued prior to our acquisition of Plus Solutions under the Plus Solutions stock plan. The currently outstanding options to purchase Plus Solutions common stock have identical terms to those set forth above. If the proposed stock plan is approved by our stockholders, we intend to cancel the Plus Solutions stock plan and all the options currently outstanding under the Plus Solutions stock plan and issue the options set forth above under our new stock plan.

TYPES OF AWARDS

         STOCK OPTIONS. A stock option entitles the holder to purchase shares of our common stock at a price and upon the terms established by our board of directors at the time of the grant. Stock options may be granted for a term of up to 10 years with an exercise price to be established by our board of directors of not less than the fair market value of our common stock on the date of the grant or, if greater, the par value of the common stock. Subject to an individual limit for each recipient, the proposed plan authorizes the grant of both non-qualified stock options and incentive stock options, in the discretion of our board of directors, provided that the aggregate value (determined at the time of the grant) of the common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. Stock options granted under the proposed plan may be exercised at any time during the exercise period established by the board of directors. The proposed plan sets forth restrictions upon the exercise of stock options upon termination of the holder's relationship with us by reason of death, disability, retirement or otherwise. The board of directors may permit the exercise price of options to be paid in cash, in shares of our common stock, or in any combination of cash and our common stock.

         STOCK APPRECIATION RIGHTS. Stock appreciation rights entitle the holder to receive an amount equal to the difference between the fair market value of a share of our common stock at the time the stock appreciation right is exercised and the exercise price specified by our board of directors at the time the stock appreciation right is granted, which exercise price cannot be less than the fair market value on the date the stock appreciation right is granted. Stock appreciation rights may be granted in tandem with or independently of a stock option. Stock appreciation rights are exercisable at the time and at the price established by the board of directors. However, no stock appreciation right may be exercised more than 10 years after the date of grant. The board of directors has discretion to determine whether the exercise of an stock appreciation right will be settled in cash, in common stock, or in a combination of cash and common stock. The proposed plan sets forth restrictions upon the exercise of stock appreciation rights upon termination of the holder's relationship with us by reason of death, disability, retirement or otherwise.

         RESTRICTED STOCK. A restricted stock award is a grant of shares of our common stock to an employee, the earning, vesting or distribution of which is subject to certain conditions established by our board of directors. Restricted stock awards are delivered immediately upon the date of grant. Restricted stock awards that are intended to be "Performance-Based Compensation" as defined under the United States Internal Revenue Code, may not exceed 250,000 shares to any one recipient during any one calendar year. The proposed plan sets forth restrictions upon the award of stock awards upon termination of the holder's relationship with us by reason of death, disability, retirement or otherwise.

         DEFERRED STOCK. A deferred stock award is similar to a restricted stock awards except the shares are delivered at a deferred delivery date.

         OTHER STOCK-BASED AWARDS. Our board of directors may grant any award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock with terms and conditions stipulated by the board of directors and deemed to be consistent with the purposes of the proposed stock plan.

ADJUSTMENTS

         In the event of a significant corporate transaction such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the aggregate number of shares with respect to which awards may be made under the proposed plan and the terms and the number of shares of any outstanding award may be equitably adjusted by our board of directors in its discretion.

AMENDMENT AND TERMINATION

         Our board of directors may amend or terminate the proposed plan at any time, provided that no amendment of the proposed plan may (1) except as described above in "Adjustments", increase the number of shares of our common stock with respect to which awards may be made, (2) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which our common stock is listed, or (3) alter or impair any award previously granted under the proposed plan without the consent of the holder thereof.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         Under current United States federal income tax laws, awards granted under the proposed stock plan will have the consequences set forth below.

         The grant of an non-qualified stock option, incentive stock option or stock appreciation right will not result in taxable income to the holder at the time of the grant, and we will not be entitled to a deduction at that time.

         A holder of a non-qualified stock option generally will realize taxable ordinary income, at the time of exercise of the option, in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction.

         The exercise of an incentive stock option generally will not result in taxable income to the holder, nor will we be entitled to a deduction at that time. Generally, if the holder does not dispose of the underlying common stock during the applicable holding period, then, upon disposition, any amount realized in excess of the exercise price will be taxed to the holder as capital gain, and we will not be entitled to any deduction for federal income tax purposes. If the holding period requirements are not met, the holder will generally realize taxable ordinary income, and a corresponding deduction will be allowed to us, at the time of disposition, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. The exercise of an incentive stock option and the disposition of common stock acquired pursuant thereto must be taken into account in computing the holder's alternative minimum taxable income.

         Upon exercise of a stock appreciation right, the amount of cash or the fair market value of our common stock received will be taxable to the holder as ordinary income, and we will be entitled to a corresponding deduction.

         Upon grant of a restricted or deferred stock award, the fair market value of the common stock received will be taxable to the holder as ordinary income when the award vests, and we will be entitled to a corresponding deduction.

         All taxable income recognized by a holder of a stock award under the proposed plan is subject to applicable tax withholding which may be satisfied, under circumstances set forth in the proposed plan, through the surrender of shares of common stock that the holder already owns or to which the holder is otherwise entitled under the proposed plan.

VOTE REQUIRED FOR APPROVAL

         In order to approve the proposed stock plan, stockholders representing a majority of the shares of our common stock eligible to vote at the annual meeting and represented, either in person or by proxy, at the annual meeting must vote for the amendment.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #3.

                             PRINCIPAL STOCKHOLDERS

         As of the close of business on March 31, 2000, we have issued and outstanding 39,000,000 shares of our common stock. The following table shows information concerning the ownership of our common stock as of March 31, 2000 by: (a) each current director, (b) each current officer, (c) each person we know to own more than 5% of the shares of our common stock; and (d) all of the current directors and officers and as a group.

                                                                  NUMBER OF SHARES OF         PERCENT OF SHARES
                                                               COMMON STOCK BENEFICIALLY       OF COMMON STOCK
NAME (1)                                                                 OWNED                 OUTSTANDING (2)
--------                                                       -------------------------      ----------------
Max Golden, Chairman of the Board of Directors,
         President and Chief Executive Officer (3) ......                 7,776,732                  19.4%
Mack Lawrence, Director (4) .............................                   184,317                     *
John Reynolds, Director .................................                         0                    --
Rita Hunter, Vice President (5) .........................                 1,666,873                   4.2%
Martha Scroggins, Secretary (6) .........................                 2,218,313                   5.6%
Ernest Kluft, Vice President and Chief Technology
         Officer (7) ....................................                    33,333                     *
David Ballard (8) .......................................                 3,153,459                   8.1%
         7228 Spring Valley Road
         Dallas, Texas 75240 U.S.A.
Mario Pinto .............................................                 2,655,988                   6.8%
         531 Landsdale, Suite 205
         North Vancouver, British Columbia V7L 2G6
         Canada
All current directors and officers as a group (9) .......                11,879,568                  29.0%

*        Less than one percent.

(1) Unless otherwise set forth, the address of each named person is 14677 Midway Road, Suite 206, Addison, Texas, U.S.A. 75001.

(2) Based upon 15,600,000 shares of our common stock issued and outstanding as of February 28, 2000.

(3) Includes 1,200,000 shares that may be acquired upon the exercise of options issued by Plus Solutions.

(4) Includes 100,000 shares that may be acquired upon the exercise of options issued by Plus Solutions.

(5) Includes 300,000 shares that may be acquired upon the exercise of options issued by Plus Solutions.

(6) Includes 300,000 shares that may be acquired upon the exercise of options issued by Plus Solutions.

(7) Includes 33,333 shares that may be acquired upon the exercise of options issued by Plus Solutions.

(8) Shares recorded in the name of Ballard Property Company #1, Ltd. which is controlled by Mr. Ballard.

(9)  6 persons.

         Included in the shares owned by some of our directors and officers set forth above are options to purchase shares of common stock of Plus Solutions. These options were issued pursuant to the Plus Solutions stock plan prior to the acquisition of Plus Solutions by Sound Designs. If the proposed stock plan is approved by our stockholders, we intend to cancel all the options outstanding under the Plus Solutions stock plan and issue an identical number of options with similar terms under our new stock plan to the current holders of options issued by Plus Solutions. If the proposed stock plan is not approved by our stockholders, we intend to purchase all the options outstanding under the Plus Solutions stock plan for fair market value and, after such purchase, cancel all such options.

                                   MANAGEMENT

         The following table sets forth certain information with respect to our current directors and officers and the new directors set forth in the merger agreement:

         NAME                   AGE    POSITION
         ----                   ---    --------
         Max Golden             51     Chairman of the Board of Directors,
                                       President and Chief Executive Officer

         Mack Lawrence          53     Director

         John Reynolds          57     Director

         Rita Hunter            41     Vice President

         Martha Scroggins       52     Secretary and Treasurer

         Ernest Kluft           56     Vice President and Chief Technology
                                       Officer

         Information regarding Max Golden, Mack Lawrence and John Reynolds was set forth previously with respect to the nominees for director. Certain background information about each of our other officers and is set forth below:

         Rita Hunter currently serves as our Vice President, a position she has held since March 10, 2000. Prior to joining the Company, she served Plus Solutions in a similar capacity. Before joining Plus Solutions, Ms. Hunter served as Manager of Client and Field Services for AmGas Inc., Marketing Coordinator and a Trainer for Artesia Data Systems and as a Senior Tax Consultant with KPMG Peat Marwick LLP..

         Martha Scroggins is our Secretary and Treasurer, a position she was elected to on March 10, 2000. Prior to joining the Company, she served Plus Solutions in a similar capacity. Before serving Plus Solutions, Ms. Scroggins served as a Manager of Contract Administration with AmGas Inc.

         Ernest Kluft is our Chief Technology Officer, a position he was elected to on March 10, 2000. Prior to joining the Company, he served Plus Solutions in a similar capacity. Before joining Plus Solutions, Mr. Kluft directed the planning and systems efforts of Enserch Exploration for some twenty years and subsequently directed the information technology department of its parent, Enserch Corporation. Recently, he also coordinated all financial, planning, and information technology efforts for Lone Star Gas in its successful bid for the Mexico City natural gas distribution franchise

EXECUTIVE COMPENSATION

         None of our current executive officers provided any services to or received any compensation from Sound Designs during 1999. We intend to enter into employment agreements with each of our executive officers in the near future. Such employment agreements have not yet been negotiated, but we anticipate that each will have terms of 1-3 years and will contain customary severance provisions that provide a minimum of 30-180 days notice to terminate the contract, except for any termination for an appropriate cause. We also anticipate that each employment agreement will contain special severance provisions if the employee is terminated within one year after a change of control of the Company. The salaries of our executive officers, which will be reflected in the employment agreements, are as follows:



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

          EXECUTIVE OFFICER                                    SALARY
          -----------------                                    ------
          Max Golden .................................         $240,000
          Rita Hunter ................................         $ 85,000
          Martha Scroggins ...........................         $ 85,000
          Ernest Kluft ...............................         $135,000

         Each of our executive officers currently hold options to purchase shares of common stock of Plus Solutions. These options were issued pursuant to the Plus Solutions stock plan prior to the acquisition of Plus Solutions by Sound Designs. If the proposed stock plan is approved by our stockholders, we intend to cancel all the options outstanding under the Plus Solutions stock plan and issue an identical number of options with similar terms under our new stock plan to each of our executive officers. If the proposed stock plan is not approved by our stockholders, we intend to purchase all the Plus Solutions options held by our executive officers for fair market value.


BOARD OF DIRECTORS REPORT REGARDING EXECUTIVE COMPENSATION

         The compensation received by our executive officers is determined by our board of directors. Two members of our board of directors are not employed by Sound Designs: Mack Lawrence and John Reynolds. All issues pertaining to the compensation of our executive officers are submitted to the board of directors for approval prior to implementation.

         Our philosophy with respect to executive compensation is that the base salaries of our executive officers should reflect the responsibilities and performance of the executive and should be competitive with the salaries paid to comparable executives in the e-commerce industry. To implement our philosophy, we evaluate the salaries offered to comparable executives using a variety of methods, including information available to the public and our personal knowledge and experience. Using this information, we set the base salaries of our executive officers accordingly, making adjustments as necessary to reflect differences in experience, education and geographic location. In addition, we may consider the past contributions of the executive, our estimation of the executive's contribution to our future endeavors and our desire to retain the services of the executive when we set the executive's salary. The salaries of all our current executive officers, including our President and Chief Executive Officer, have been set in accordance with the methods outlined in this paragraph.

         With respect to incentive compensation, in which we include cash bonuses and, if approved by our stockholders, grants under the proposed stock plan, we evaluate our executive officers, including our President and Chief Executive Officer using largely traditional, results-oriented methods. We believe that the incentive compensation given to our executive officers should be tied directly to the performance of Sound Designs as a whole and the areas of our business over which the executive has primary responsibility. As a result, we set goals for each executive and area of our business with respect to which the executive exercises authority that we believe to be desirable for the success of our business. At the end of each year, we compare the results achieved by Sound Designs with the goals we set previously. Based largely on these comparisons, we award incentive compensation to our executives, if we conclude their performance warrants additional compensation. In addition to results-oriented criteria, we may also consider our estimation of the executive's contribution to our future endeavors and our desire to retain the services of the executive when we determine the executive's incentive compensation.

         We believe that awards under the proposed stock plan will be a critical component of our incentive compensation plan. Awards under the plan allow us to align the long-term interests of our executives with those of our stockholders. In addition, we believe that, by vesting awards under the proposed plan over a three to five year period, we may more successfully retain our executive officers.

This advantage represents an important reason we have approved the proposed stock plan and recommended that it be approved by our stockholders.

         As a result of the current cash needs of Sound Designs, none of our executive officers were awarded cash incentive compensation for 1999. However, if our stockholders approve the proposed stock plan, each of our executive officers will be issued a significant number of options to purchase our common stock as compensation for their previous service with Plus Solutions and their assistance with the acquisition of Plus Solutions by Sound Designs. As part of this grant of options, our President and Chief Executive Officer will be issued an option to purchase 1,200,000 shares of our common stock if the proposed plan is approved.

                                            Max Golden, Chairman

                                            Mack Lawrence

                                            John Reynolds

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to March 10, 2000, Barry Wosk and Marvin Wosk comprised the entire board of directors of Sound Designs. During such period, Barry Wosk served as the President of Sound Designs and Marvin Wosk served as Secretary. Barry Wosk is the son of Marvin Wosk. In September 1998, Barry Wosk and Marvin Wosk each purchased 500,000 shares of Sound Designs common stock for consideration of $.0025 per share. In January 2000, all of the shares issued to Barry Wosk and Marvin Wosk were canceled. In September 1999, Sound Designs and Barry Wosk entered into a Sales Commission Agreement which was subsequently canceled in February 2000. Barry Wosk was paid $3,678 in sales commissions under the Sales Commission Agreement prior to its cancellation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

         Based on our review of reports filed pursuant to Section 16 of the Securities Exchange Act, we are aware of the following persons who failed to properly file a required report:

         (1) Barry Wosk failed to file a Form 3 upon Sound Designs becoming a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000.

         (2) Marvin Wosk failed to file a Form 3 upon Sound Designs becoming a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our board of directors has engaged Deloitte & Touche LLP as our independent public accountants and auditors. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders after the meeting.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         In order for a proposal from a stockholder to be included in our proxy materials for the 2001 annual meeting under the rules of the United States Securities and Exchange Commission, we must receive the proposal at our executive offices at 14677 Midway Road, Suite 206, Addison, Texas 75001, no later than January 1, 2001.

         A stockholder that desires to make a proposal at the 2001 annual meeting must also comply with the requirements set forth in our bylaws. The stockholder must give us written notice of the proposal at least 180 days prior to the anniversary date of the 2000 annual meeting of stockholders. Because the 2000 annual meeting is scheduled for May 17, 2000, we must receive written notice of a stockholder proposal no later than November 16, 2000.






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




                                    EXHIBIT A

                           TEXT OF PROPOSED STOCK PLAN

         This exhibit will be filed with the definitive proxy statement. The text of this exhibit is available and will be delivered to the Commission upon request.











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